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                                  EXHIBIT 21






                        Subsidiaries of the Registrant

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                                  Exhibit 21

                          Subsidiaries of Registrant

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


                                       Percentage       Jurisdiction or
Subsidiaries (a)                      of Ownership   State of Incorporation
------------------------------------  -------------  ----------------------

City National Savings Bank, FSB       100%            United States

Briar Pointe Development, L.L.C.      100%            Missouri

Parity Insurance Agency, Inc.(b)      100%            Missouri

City National Real Estate, Inc.(c)    100%            Missouri

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(a) The operations of the Company's subsidiaries are included in the Company's consolidated financial statements.
(b) Owned directly by City National Savings Bank, FSB.
(c) Owned directly by Parity Insurance Agency, Inc.